Exhibit 10.13

April 10, 2025

Mr. Cary Dickson

Re: Terms of Employment as Executive Vice President and Chief Financial Officer

Dear Cary:

A-Mark Precious Metals, Inc. ("A-Mark" or the “Company”) is pleased to confirm the terms of your employment as Executive Vice President of the Company commencing May 2, 2025, and additionally as Chief Financial Officer of the Company commencing July 1, 2025. This letter agreement (the “Agreement”) specifies the terms and conditions of your employment by the Company from May 2, 2025 (the "Effective Date") through June 30, 2026 or such earlier date upon which your service terminates (the "Term"), except that Sections 4 (and Sections 5-12 as applicable to Section 4) of the Agreement will remain in effect thereafter. Notwithstanding the foregoing, the Term may be extended by mutual agreement of you and the Company.

1. Duties.

(a) As Executive Vice President, you will be responsible for assisting in the financial operations of the Company and preparing for the transition of duties of the Chief Financial Officer. As Chief Financial Officer, you then will be responsible for the Company's financial operations, including financial management and reporting, collaboration with senior management on strategy, risk management, team building and succession planning for the financial function and such other functions as may be assigned to you from time to time. You will report to the Company’s Chief Executive Officer, working at our Costa Mesa, California office. You will have such other offices at the Company or with Company subsidiaries or affiliates as will be assigned from time to time by the Company (with the concurrence of any affected subsidiary or affiliate), consistent with your position under this Section 1(a).

(b) During your employment hereunder, you will devote your full business time and best efforts to the business and affairs of the Company and its subsidiaries. You understand and acknowledge that your duties will require business travel from time to time.

(c) Upon your termination of employment hereunder for any reason, you agree to resign from any positions you may then hold with the Company or any of its subsidiaries or affiliates, and that you will execute such documents and take such other action, if any, as may be requested by the Company to give effect to any such resignation.

2. Compensation.

(a) Commencing at the Effective Date and during the Term, the Company will pay to you an annual salary at the rate of $450,000 per year (your “Base Salary”). Payment of the Base Salary will be in accordance with the Company's standard payroll practices and subject to all legally required or customary withholdings.

(b) You will be eligible to receive bonuses in the discretion of the Compensation Committee of the A-Mark Board of Directors. The initial bonus will be determined upon your completion of 12 months service, or earlier in the event your employment ends by mutual agreement of you and A-Mark. Any bonus will be paid promptly upon its determination.

(c) On the Effective Date, the Company will grant to you a number of restricted stock units (“RSUs”) under the Company’s 2014 Stock Award and Incentive Plan, as amended and restated, equal to $100,000 divided by the average of the closing prices per share of the Company’s Common Stock reported on the Nasdaq Global Select Market on the 15 trading days ending with the trading day immediately before the Effective Date (rounded to the nearest whole number of RSUs).

(i) Vesting. The RSUs, if they have not previously been forfeited, will vest in full on May 1, 2026.

(ii) Other Terms. The RSUs will be subject to such additional terms and conditions as are more fully set forth in the Restricted Stock Units Agreement attached hereto as Exhibit A.

(d) Upon submission by you of vouchers in accordance with the Company's standard procedures, the Company shall reasonably promptly reimburse you for all reasonable and necessary travel, business entertainment and other business expenses incurred by you in connection with the performance of your duties under this Agreement.

(e) During your employment hereunder:

(i) You will be entitled to participate in any and all medical insurance, group health, disability insurance and other benefit plans that are made generally available by the Company to employees of the Company (either directly or through a wholly-owned subsidiary).

(ii) You will be entitled to receive four weeks paid vacation a year and paid holidays made available pursuant to the Company's policy to all senior executives of the Company.

(iii) You will be entitled to continue to participate in the Company’s insurance programs made generally available to senior executives, including coverage under the Company's directors' and officers' liability insurance policy.

(iv) The Company may, in its sole discretion, at any time amend or terminate any of the benefit plans or programs referenced in this Section 2(e), upon written notice to you.

(v) You will be covered by an Indemnification Agreement entered into with the Company.

(f) Compensation paid or payable under this Agreement, including any bonus paid or payable under Section 2(b), shall be subject to (i) all legally required or customary tax and other withholdings, and (ii) recoupment by the Company in accordance with the terms of any policy relating to recoupment (or clawback) approved by the Board of Directors and in effect at the time of payment of such compensation.

3. Termination. Your employment hereunder is “at will”; the Company may terminate your employment at any time, with or without cause or notice, and you may voluntarily terminate your employment with or without notice. In the event of termination of your employment, the Company will pay to you all compensation accrued through the date of termination; you will be entitled to post-termination compensation only to the extent provided under the terms of plans and policies and not otherwise under this Agreement.

4. Exclusive Employment; Non-solicitation; Nondisclosure of Proprietary Information; Surrender of Records; Inventions and Patents; Code of Ethics; Other Commitments.

(a) No Conflict; No Other Employment. During the period of your employment with the Company, you shall not: (i) engage in any activity that conflicts or interferes with or derogates from the performance of your duties hereunder nor shall you engage in any other business activity, whether or not such business activity is pursued for gain or profit and including service as a director of any other company, except as approved in advance in writing by the Company (which approval shall not be unreasonably withheld); provided, however, that you shall be entitled to manage your personal investments and otherwise attend to personal affairs, including charitable, social and political activities, in a manner that does not unreasonably interfere with your responsibilities hereunder, or (ii) engage in any other employment, whether as an employee or consultant or in any other capacity, and whether or not compensated therefor.

(b) Non-solicitation. In consideration of the payment by the Company to you of amounts that may hereafter be paid to you pursuant to this Agreement and other obligations undertaken by the Company hereunder, you agree that during your employment with the Company and for a period of one year following the date of termination of your employment, without the written consent of the Company, you shall not, directly or indirectly, (i) solicit, encourage or recruit, or attempt to solicit, encourage or recruit any of the employees, agents, consultants or representatives of the Company or any of its affiliates to terminate his, her, or its relationship with the Company or such affiliate; or (ii) solicit, encourage or recruit, or attempt to solicit, encourage or recruit, any of the employees, agents, consultants or representatives of the Company or any of its affiliates to become employees, agents, representatives or consultants of any other person or entity.

(c) Proprietary Information. You acknowledge that during the course of your employment with the Company you will necessarily have access to and make use of proprietary information and confidential records of the Company and its affiliates. You covenant that you shall not during your employment by the Company or its affiliates or at any time thereafter, directly or indirectly, use for your own purpose or for the benefit of any person or entity other than the Company, nor otherwise disclose, any proprietary information to any individual or entity, unless such disclosure has been authorized in writing by the Company or is otherwise required by law. You acknowledge and understand that the term “proprietary information” includes, but is not limited to: (a) the software products, programs, applications, and processes utilized by the Company or any of its affiliates; (b) the name and/or address of any customer or vendor of the Company or any of its affiliates or any information concerning the transactions or relations of any customer or vendor of the Company or any of its affiliates with the Company or such affiliate or any of its or their partners, principals, directors, officers or agents; (c) any information concerning any product, technology, or procedure employed by the Company or any of its affiliates but not generally known to its or their customers, vendors or competitors, or under development by or being tested by the Company or any of its affiliates but not at the time offered generally to customers or vendors; (d) any information relating to the computer software, computer systems, pricing or marketing methods, sales margins, cost of goods, cost of material, capital structure, operating results, borrowing arrangements or business plans of the Company or any of its affiliatI (e) any information which is generally regarded as confidential or proprietary in any line of business engaged in by the Company or any of its affiliates; (f) any business plans, budgets, advertising or marketing plans; (g) any information contained in any of the written or oral policies and procedures or manuals of the Company or any of its affiliates; (h) any information belonging to customers or vendors of the Company or any of its affiliates or any other person or entity which the Company or any of its affiliates has agreed to hold in confidence; (i) any inventions, innovations or improvements covered by this Agreement; and G) all written, graphic and other material relating to any of the foregoing. You acknowledge and understand that information that is not novel or copyrighted or patented may nonetheless be proprietary information. The term “proprietary information” shall not include information generally available to and known by the public or information that is or becomes available to you on a nonconfidential basis from a source other than the Company, any of its affiliates, or the directors, officers, employees, partners, principals or agents of the Company or any of its affiliates (other than as a result of a breach of any obligation of confidentiality).

(d) Confidentiality and Surrender of Records. You shall not during your employment by the Company or its affiliates or at any time thereafter (irrespective of the circumstances under which Your employment by the Company terminates), except as required by law, directly or indirectly publish, make known or in any fashion disclose any confidential records to, or permit any inspection or copying of confidential records by, any individual or entity other than in the course of such individual's or entity's employment or retention by the Company. Upon termination of employment for any reason or upon request by the Company, you shall deliver promptly to the Company (without retaining any copies) all property and records of the Company or any of its affiliates, including, without limitation, all confidential records. For purposes hereof, “confidential records” means all correspondence, reports, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic tape, or electronic or other media or equipment of any kind which may be in your possession or under your control or accessible to you which contain any proprietary information. All property and records of the Company and any of its affiliates (including, without limitation, all confidential records) shall be and remain the sole property of the Company or such affiliate during your employment by the Company and its affiliates and thereafter.

(e) Inventions and Patents. All inventions, innovations or improvements (including policies, procedures, products, improvements, software, ideas and discoveries, whether patent, copyright, trademark, service mark, or otherwise) conceived or made by you, either alone or jointly with others, in the course of your employment by the Company, belong to the Company. You will promptly disclose in writing such inventions, innovations or improvements to the Company and perform all actions reasonably requested by the Company to establish and confirm such ownership by the Company, including, but not limited to, cooperating with and assisting the Company in obtaining patents, copyrights, trademarks, or service marks for the Company in the United States and in foreign countries.

(f) Enforcement. You acknowledge and agree that, by virtue of your position, your services and access to and use of confidential records and proprietary information, any violation by you of any of the undertakings contained in this Section 4 would cause the Company and/or its affiliates immediate, substantial and irreparable injury for which it or they have no adequate remedy at law. Accordingly, you acknowledge that the Company may seek an injunction or other equitable relief by a court of competent jurisdiction restraining any violation or threatened violation of any undertaking contained in this Section 4, and consent to the entry thereof. You waive posting by the Company or its affiliates of any bond otherwise necessary to secure such injunction or other equitable relief. Rights and remedies provided for in this Section 4 are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law.

(g) Employment Policies. You will be subject to the policies of the Company including, but not limited to, those contained in the Employee Handbook, the Company’s Code of Ethics and all other compliance policies and procedures, all of which may, from time to time, be amended. Nothing in this Section 4 is intended to limit, modify or reduce your obligations under the Company's Employee Handbook or Code of Ethics. Your obligations under this Section 4 are in addition to, and not in lieu of, your obligations under the Employee Handbook or the Code of Ethics. To the extent there is any inconsistency between this Section 4 and the Employee Handbook or the Code of Ethics that would permit you to take any action or engage in any activity pursuant to this Section 4 that you would be barred from taking or engaging in under the Employee Handbook or the Code of Ethics, the Employee Handbook or the Code of Ethics (as applicable) shall control.

(h) Cooperation With Regard to Litigation. You agree to cooperate with the Company, during the Term and for a period of three years thereafter (including following your termination of employment for any reason), by making yourself reasonably available to testify on behalf of the Company or any subsidiary or affiliate of the Company, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, and to assist the Company, or any subsidiary or affiliate of the Company, in any such action suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, or any subsidiary or affiliate of the Company, as reasonably requested. The Company agrees to reimburse you, on an after-tax basis each calendar quarter, for all expenses actually incurred in connection with your provision of testimony or assistance in accordance with the provisions of Section 4(h) of this Agreement (including reasonable attorneys' fees) but not later than the last day of the calendar year in which the expense was incurred (or, in the case of an expense incurred in the final quarter of a calendar year, the next following February 15).

(i) Non-Disparagement. You shall not, at any time during your employment by the Company and its affiliates and thereafter, make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally or otherwise, or take any action which may, directly or indirectly, disparage the Company or any of its subsidiaries or affiliates or their respective officers, directors, employees, advisors, businesses or reputations. Notwithstanding the foregoing, nothing in this Agreement shall preclude you from making truthful statements that are required by applicable law, regulation or legal process.

(j) Exclusions. Nothing in this Agreement shall prevent you (or your attorney) from lawfully (a) filing a charge or complaint with the Equal Employment Opportunity Commission (the “EEOC”), the National Labor Relations Board (“NLRB”), the Occupational Safety and Health Administration (“OSHA”), or a similar state or local agency; (b) participating in any investigation or proceeding conducted by the EEOC, the NLRB, the Financial Industry Regulatory Authority (“FINRA”), the Securities and Exchange Commission or other federal, state or local agencies (collectively, “Government Agencies or Regulators”); (c) communicating or cooperating with, or providing relevant information to, or testifying before, or otherwise assisting in an investigation or proceeding by, Government Agencies or Regulators; or (d) exercising rights under the Defend Trade Secrets Act of 2016, which provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. To the extent permissible by law and except as otherwise set forth herein, you release and waive any right to, and agree not to seek any, personal or monetary relief from the Company or its affiliates based upon any such investigation or proceeding. Nothing in this Agreement requires you to notify the Company of communications with Government Agencies or Regulators, limits your right to receive an award for information provided to Government Agencies or Regulators or requires any offset for payment(s) made to you under this Agreement should you receive any monetary award as a result of information provided to Government Agencies or Regulators.

5. Notices. Every notice or other communication required or contemplated by this Agreement must be in writing and sent by one of the following methods: (1) personal delivery, in which case delivery is deemed to occur the day of delivery; (2) certified or registered mail, postage prepaid, return receipt requested, in which case delivery is deemed to occur the day it is officially recorded by the U.S. Postal Service as delivered to the intended recipient; or (3) next day delivery to a U.S. address by recognized overnight delivery service such as Federal Express, in which case delivery is deemed to occur one business day after being sent. In each case, a notice or other communication sent to a party must be directed to the address for that party set forth below, or to another address designated by that party by written notice:

If to the Company, to:

A-Mark Precious Metals, Inc.

2121 Rosecrans, Suite 6300

El Segundo, CA 90245

Attention: General Counsel

If to you, to:

Mr. Cary Dickson

1550 Scenic Avenue

Suite 150

Costa Mesa, CA 92626

6. Assignability; Binding Effect. This Agreement is a personal contract calling for the provision of unique services by you, and your rights and obligations hereunder may not be sold, transferred, assigned, pledged or hypothecated. The rights and obligations of the Company under this Agreement bind and run in favor of the successors and assigns of the Company.

7. Complete Understanding. This Agreement (including Exhibits) constitutes the complete understanding between the parties with respect to the employment of you by the Company and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

8. Amendments; Waivers. This Agreement may not be amended except by means of an instrument in writing signed on behalf of the Company and you. No waiver by any party of any breach under this Agreement will be deemed to extend to any prior or subsequent breach or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. Waiver by either party of any breach by the other party will not operate as a waiver of any other breach, whether similar to or different from the breach waived. No delay on the part of the Company or you in the exercise of any of their respective rights or remedies will operate as a waiver of that right (subject, however, to all explicit deadlines set forth in this Agreement).

9. Severability. If any provision of this Agreement or its application to any person or circumstances is determined by any court of competent jurisdiction to be unenforceable to any extent, that unenforceable provision will be deemed eliminated to the extent necessary to permit the remaining provisions to be enforced, and the remainder of this Agreement, or the application of the unenforceable provision to other persons or circumstances, will not be affected thereby. If any provision of this Agreement, or any part thereof, is held to be unenforceable because of the scope or duration of or the area covered by that provision, the court making that determination shall reduce the scope, duration of or area covered by that provision or otherwise amend the provision to the minimum extent necessary to make that provision enforceable to the fullest extent permitted by law.

10. Survivability. The provisions of this Agreement that by their terms call for performance subsequent to termination of your employment hereunder, or subsequent to the termination of this Agreement, will survive such termination. Without limiting the generality of the foregoing, the provisions of Section 4 shall survive any termination of this Agreement in accordance with its terms.

11. Governing Law. This Agreement is governed by the laws of the State of California, without giving effect to principles of conflict of laws.

12. Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement must be brought against any of the parties in the courts of the State of California, Los Angeles County, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of California, and each of the parties consents to the jurisdiction of those courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any such action or proceeding may be served by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 5. Nothing in this Section 12, however, affects the right of any party to serve legal process in any other manner permitted by law. Each party hereto waives trial by jury.

The undersigned hereby execute this Agreement on the date stated in the introductory clause.

A-MARK PRECIOUS METALS, INC.

By:	/s/ Gregory N. Roberts
Name:	Gregory N. Roberts
Title:	Chief Executive Officer

Cary Dickson

/s/ Cary Dickson

Exhibit A

A-Mark Precious Metals, Inc.

2014 Stock Award and Incentive Plan, as Amended and Restated

Restricted Stock Units Agreement

This Restricted Stock Units Agreement (the "Agreement") confirms the grant on May 1, 2025 (the "Grant Date"), by A-Mark Precious Metals, Inc., a Delaware corporation (the "Company" or “A-Mark”), to Cary Dickson ("Employee"), of Restricted Stock Units (the "RSUs") relating to A-Mark Common Stock, par value $0.01 per share (the "Shares"), as set forth below. The RSUs are granted under Section 6(e) of the Company’s 2014 Stock Award and Incentive Plan, as amended and restated (the “Plan”), and under Section 3(c) of the Employment Agreement between Employee and A-Mark, executed April 9, 2025 (the “Employment Agreement”), in consideration of Employee’s entry into such Employment Agreement and his continuing service to A-Mark in executive capacities.

The principal terms of the RSUs granted hereby are as follows (subject to adjustment in accordance with the Plan and this Agreement):

Number granted: _____ RSUs.

Vesting and Forfeiture of RSUs:

(i) The RSUs, if they have not previously been forfeited as provided herein, will vest in full on May 1, 2026.

(ii) The RSUs, if not previously forfeited, will vest in whole or in part on an accelerated basis upon the occurrence of certain events relating to Termination of Employment, in accordance with Section 4 hereof, and will become fully vested and exercisable upon a Change in Control as defined in Section 8 of the Plan.

(iii) Except as provided in Section 4 of this Agreement, upon Employee’s Termination of Employment before the RSUs have become vested, the RSUs will be forfeited.

(iv) The date of vesting under clause (i) or (ii) above is the “Vesting Date.” The term “vesting,” “vests” or “vested” means that Employee’s substantial risk of forfeiture of the RSUs under this Agreement has lapsed. However, terms of this Agreement and Company policies relating to clawback (or recoupment) of Shares or the cash value of Shares delivered in settlement of the RSUs in some cases will continue to apply after vesting.

Settlement: The RSUs that become vested will be settled by delivery of one Share of the Company's Common Stock, $0.01 par value per Share, for each RSU being settled. Such settlement will occur not later than the fifth business day after the Vesting Date, except as otherwise provided in Section 4.

* * * *

The RSUs are subject to the terms and conditions of the Plan and this Agreement, including the Terms and Conditions of Restricted Stock Units attached hereto and deemed a part hereof. The number of RSUs and the number and kind of Shares deliverable in settlement of RSUs are subject to adjustment in accordance with Section 5 hereof and the applicable sections of the Plan. Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan.

Employee acknowledges and agrees that (i) the RSUs are nontransferable as set forth in Section 7 hereof and Section 10(b) of the Plan, (ii) the RSUs are forfeitable and subject to clawback, as set forth herein, the Plan and applicable policies of A-Mark, (iii) sales of Shares delivered in settlement of RSUs will be subject to compliance with applicable Federal and state securities laws, which may preclude such sales, and will be subject to the Company's policies regulating insider trading by employees, and (iv) a copy of the Plan and related information previously have been delivered to Employee, are being delivered to Employee herewith, or are available as specified in Section 1 hereof.

IN WITNESS WHEREOF, A-Mark Precious Metals, Inc. has caused this Agreement to be executed by its officer thereunto duly authorized.

A-MARK PRECIOUS METALS, INC.

Date: May ___, 2025 By: ________________________

Carol Meltzer

Executive Vice President and General Counsel

TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS

The following Terms and Conditions apply to the RSUs granted to Employee by A-MARK PRECIOUS METALS, INC. (the "Company"), as specified in the Restricted Stock Units Agreement (of which these Terms and Conditions form a part). Certain terms of the RSUs, including the number of RSUs granted, vesting date(s) and settlement date(s), are set forth on the preceding cover page, which is an integral part of this Agreement.

1. General. The RSUs are granted to Employee under the Company’s 2014 Stock Award and Incentive Plan, as amended and restated (the “Plan”), which has previously been delivered to Employee and/or is available upon request to the General Counsel of the Company. All of the applicable terms, conditions and other provisions of the Plan are incorporated by reference herein. Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan. If there is any conflict between the provisions of this document and mandatory provisions of the Plan, the provisions of the Plan govern. By accepting the grant of the RSUs, Employee agrees to be bound by all of the terms and provisions of the Plan (as presently in effect or later amended), the rules and regulations under the Plan adopted from time to time, and the decisions and determinations of the Company's Compensation Committee (the "Committee") made from time to time, provided that, without the Employee’s written consent, no such Plan amendment, rule or regulation or Committee decision or determination shall materially and adversely affect the rights of Employee with respect to outstanding RSUs.

2. Account for Employee. The Company shall maintain a bookkeeping account for Employee (the "Account") reflecting the number of RSUs then credited to Employee hereunder as a result of such grant of RSUs.

3. Non-transferability. Until RSUs become settleable in accordance with the terms of this Agreement, Employee may not transfer the RSUs or any rights hereunder to any third party other than by will or the laws of descent and distribution, except for transfers to a Beneficiary in the event of death or as otherwise permitted and subject to the conditions under Section 10(b) of the Plan.

4. Termination Provisions. In the event of Employee's Termination of Employment for any reason before a given RSU has vested, such unvested RSU shall be forfeited unless otherwise determined by the Committee or otherwise provided in subsections (a) – (c) below. All references to RSUs mean only those outstanding RSUs that have not been previously forfeited.

(a) Death or Disability. In the event of the death of Employee or Employee's Termination of Employment due to Total Disability (as defined below), a pro-rata portion (determined in accordance with Section 4(e) below) of the RSUs (if not previously vested) will vest and become non-forfeitable immediately, and such RSUs will have a settlement date that is 15 days following the date of death or the date of such Termination of Employment.

(b) Termination by the Company Not For Cause or by Mutual Agreement Upon the Hiring of a Replacement CFO. In the event of Employee's Termination of Employment by the Company not for Cause (as defined below) or by mutual agreement of A-Mark and Employee at or following the commencement of employment of a new Chief Financial Officer, all RSUs will vest and become non-forfeitable immediately, and those RSUs will be settled at the settlement date specified on the Cover Page hereof (subject to accelerated settlement under Section 4(a)).

(c) Termination by the Company For Cause or Voluntarily by Executive. In the event of Employee's Termination of Employment by the Company for Cause or Termination of Employment by

Employee voluntarily, any then outstanding RSUs not vested at or before the date of Termination of Employment will be forfeited (unless otherwise determined by the Committee).

(d) Certain Definitions. The following definitions apply for purposes of this

Agreement:

(i) "Cause" has the meaning as defined in Employee’s Employment Agreement.

(ii) "Disability" means becoming Totally Disabled as defined in Employee’s Employment Agreement.

(iii) "Termination of Employment” means the earliest time at which Employee is employed by neither the Company nor a subsidiary of the Company.

(e) Determination of Pro-Rata Portion. For purposes of Section 4(a), the pro-rata portion of the RSUs that is to become vested will be the number of RSUs that are to become vested at the scheduled Vesting Date multiplied by a fraction the numerator of which is the number of days since the Grant Date through the date of Termination of Employment and the denominator of which is that number of days plus the number of days remaining until the scheduled Vesting Date.

5. Dividend Equivalents and Adjustments.

(a) Dividend Equivalents. RSUs shall be entitled to payments or credits equivalent to cash dividends that would have been paid if the RSUs had been outstanding Shares at any record date that occurs before the settlement date. Such dividend equivalents will be retained by the Company as cash, without interest, and paid to Employee (or preferentially applied to tax withholding) at the time the related RSUs are settled if and to the extent the related RSUs have become vested and are settled.

(b) Adjustments. The number of RSUs credited to Employee's Account and/or the property deliverable upon settlement of RSUs shall be appropriately adjusted, in order to prevent dilution or enlargement of Employee's rights with respect to RSUs in connection with, or to reflect any changes in the number and kind of outstanding Shares of Common Stock resulting from, any corporate transaction or event referred to in Section 10(c) of the Plan (this provision takes precedence over Section 5(a) in the case of a large and non-recurring cash dividend and applies also to any non-cash dividend, and any adjustment otherwise shall take into account any value credited or to be received as dividend equivalents).

(c) Terms and Settlement of RSUs Resulting from Adjustments. RSUs, cash and other property deliverable in settlement of RSUs that directly or indirectly result from adjustments to an RSU granted hereunder shall be subject to the terms (including vesting terms) as apply to the granted RSU, and will become vested and be settled at the same time as the granted RSU.

6. Settlement.

(a) Settlement. The settlement terms set forth on the Cover Page and in Section 4 of this Agreement apply to the RSUs.

(b) Compliance with Code Section 409A. This grant of RSUs and the provisions of this Agreement are subject to A-Mark’s “Compliance Rules Under Code Section 409A” (Appendix A to the Plan). Other provisions of this Agreement notwithstanding, under U.S. federal income tax laws and Treasury Regulations as presently in effect or hereafter implemented, with respect to RSUs other than those that are excluded from being deemed deferrals of compensation under 409A, (i) a distribution in settlement of RSUs to Employee triggered by a Termination of Employment will occur only if the

Termination constitutes a "separation from service" within the meaning of Code Section 409A(a)(2)(A)(i) and if, at the time of such separation from service, Employee is a "specified employee" under Code Section 409A(a)(2)(B)(i) and a delay in distribution is required in order that Employee will not be subject to a tax penalty under Code Section 409A, such distribution in settlement of RSUs will occur at the date six months and one day after Termination of Employment; (ii) any rights of Employee or retained authority of the Company with respect to RSUs hereunder shall be automatically modified and limited to the extent necessary so that Employee will not be deemed to be in constructive receipt of income relating to the RSUs prior to the distribution and so that Employee shall not be subject to any penalty under Code Section 409A; and (iii) such RSUs will be subject to no acceleration of settlement in the discretion of the Committee except to the extent permitted under Code Section 409A. Other provisions of this Agreement notwithstanding, if a separation from service occurs within less than six months before the fixed date specified as the Settlement Date and the six-month delay rule would apply to a settlement triggered by such separation from service, the settlement will not be made based on the separation from service, but instead the settlement shall be made based on the fixed date specified as the Settlement Date.

7. Other Terms Relating to RSUs.

(a) Representations and warranties. As a condition to the settlement of the RSUs, the Company may require Employee to make any other representation or warranty to the Company as then may be required or deemed by the Company advisable in order to ensure compliance under any applicable law or regulation.

(b) Shareholder Rights. Employee acknowledges and agrees that he or she shall have no voting rights or other rights of a stockholder with respect to the RSUs or the Shares issuable in settlement of the RSUs until such time as the Shares have been issued and delivered to Employee in settlement of the RSUs.

(c) Fractional RSUs and Shares. The number of RSUs credited to Employee's Account shall include fractional RSUs, if any, unless otherwise determined by the Committee. Unless settlement is effected through a third-party broker or agent that can accommodate fractional Shares (without requiring issuance of a fractional Share by the Company), upon settlement of the RSUs Employee shall be paid, in cash, an amount equal to the value of any fractional Share that would have otherwise been deliverable in settlement of such RSUs.

(d) Tax Withholding. Unless otherwise determined by the Company (at any time) or unless Employee has, before the end of any quarterly window-period during which trading in Company securities by an insider is permitted under the Company’s insider trading policy (provided that such window-period was ended before the settlement date), made arrangements satisfactory to the Company to otherwise provide for payment of withholding taxes, at the time of settlement the Company will withhold from any Shares deliverable in settlement of the RSUs, in accordance with Section 10(d) of the Plan, the number of whole Shares that, together with any related cash withholding, has a value nearest to, but at least equal to, the amount of income taxes, employment taxes or other withholding amounts required to be withheld under applicable local laws and regulations, and pay the amount of such withholding taxes in cash to the appropriate taxing authorities (or make other arrangements that meet applicable tax withholding requirements). Employee will be responsible for any taxes relating to the RSUs not satisfied by means of such mandatory withholding. Employee acknowledges that FICA (Social Security and Medicare) withholding taxes are payable upon the vesting of the RSUs, based on the then Fair Market Value of the RSUs, and Employee agrees that such amounts may be withheld from regular payroll payments or any other payment of cash bonus or otherwise paid by Employee upon demand of the Company, if the settlement date of the RSUs does not closely coincide with the vesting of the RSUs.

(e) Voluntary Participation. Employee's participation in the Plan is voluntary. The value of the RSUs is an extraordinary item of compensation. As such, the RSUs are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

(f) Consent to Electronic Delivery. EMPLOYEE HEREBY CONSENTS TO ELECTRONIC DELIVERY OF THE PLAN, ANY PROSPECTUS FOR THE PLAN AND OTHER DOCUMENTS RELATED TO THE PLAN (COLLECTIVELY, THE “PLAN DOCUMENTS”), IN RESPECT OF THIS EQUITY AWARD AND ALL OTHER EQUITY AWARDS THAT MAY BE GRANTED OR HAVE BEEN GRANTED BY THE COMPANY. THE COMPANY WILL DELIVER THE PLAN DOCUMENTS ELECTRONICALLY TO EMPLOYEE BY E-MAIL, BY POSTING SUCH DOCUMENTS ON ITS INTRANET WEBSITE OR BY ANOTHER MODE OF ELECTRONIC DELIVERY AS DETERMINED BY THE COMPANY IN ITS SOLE DISCRETION. THE COMPANY WILL SEND TO EMPLOYEE AN E-MAIL ANNOUNCEMENT WHEN A NEW PLAN DOCUMENT IS AVAILABLE ELECTRONICALLY FOR EMPLOYEE’S REVIEW, DOWNLOAD OR PRINTING AND WILL PROVIDE INSTRUCTIONS ON WHERE THE PLAN DOCUMENT CAN BE FOUND. UNLESS OTHERWISE SPECIFIED IN WRITING BY THE COMPANY, EMPLOYEE WILL NOT INCUR ANY COSTS FOR RECEIVING THE PLAN DOCUMENTS ELECTRONICALLY THROUGH THE COMPANY’S COMPUTER NETWORK. EMPLOYEE WILL HAVE THE RIGHT TO RECEIVE PAPER COPIES OF ANY PLAN DOCUMENT BY SENDING A WRITTEN REQUEST FOR A PAPER COPY TO THE COMPANY AT THE ADDRESS SET FORTH IN SECTION 9(e) BELOW. EMPLOYEE’S CONSENT TO ELECTRONIC DELIVERY OF THE PLAN DOCUMENTS WILL BE VALID AND REMAIN EFFECTIVE UNTIL THE EARLIER OF (i) THE TERMINATION OF EMPLOYEE’S PARTICIPATION IN THE PLAN AND (ii) THE WITHDRAWAL OF EMPLOYEE’S CONSENT TO ELECTRONIC DELIVERY OF THE PLAN DOCUMENTS. THE COMPANY ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS THE RIGHT AT ANY TIME TO WITHDRAW HIS OR HER CONSENT TO ELECTRONIC DELIVERY OF THE PLAN DOCUMENTS BY SENDING A WRITTEN NOTICE OF WITHDRAWAL TO THE COMPANY AT THE ADDRESS SET FORTH IN SECTION 9(e) BELOW. IF EMPLOYEE WITHDRAWS HIS OR HER CONSENT TO ELECTRONIC DELIVERY, THE COMPANY WILL RESUME SENDING PAPER COPIES OF THE PLAN DOCUMENTS WITHIN TEN (10) BUSINESS DAYS OF ITS RECEIPT OF THE WITHDRAWAL NOTICE. EMPLOYEE ACKNOWLEDGES THAT HE OR SHE IS ABLE TO ACCESS, VIEW AND RETAIN AN E-MAIL ANNOUNCEMENT INFORMING EMPLOYEE THAT THE PLAN DOCUMENTS ARE AVAILABLE IN EITHER HTML, PDF OR SUCH OTHER FORMAT AS THE COMPANY DETERMINES IN ITS SOLE DISCRETION.

9. Miscellaneous.

(a) Binding Agreement; Written Amendments. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties. This Agreement constitutes the entire agreement between the parties with respect to the RSUs, and supersedes any prior agreements or documents with respect thereto. No amendment or alteration of this Agreement that may impose any additional obligation upon the Company shall be valid unless expressed in a written instrument duly executed in the name of the Company, and no amendment, alteration, suspension or termination of this Agreement that may materially impair the rights of Employee with respect to the RSUs shall be valid unless expressed in a written instrument executed by Employee.

(b) No Promise of Employment. The RSUs and the granting thereof shall not constitute or be evidence of any agreement or understanding, express or implied, that Employee has a right to continue as an employee, officer or director of the Company or any of its subsidiaries or affiliates for any period of time, or at any particular rate of compensation. Employee acknowledges and agrees that the Plan is discretionary in nature and limited in duration, and may be amended, cancelled or terminated by the

Company, in its sole discretion, at any time, provided, however that any outstanding RSUs shall not be materially and adversely affected without the written agreement of Employee. The grant of RSUs under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of restricted stock units or stock options or benefits in lieu of units or stock options in the future. Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the number of units and vesting provisions.

(c) Unfunded Plan. Any provision for distribution in settlement of Employee's Account hereunder shall be by means of bookkeeping entries on the books of the Company and shall not create in Employee any right to, or claim against any, specific assets of the Company, nor result in the creation of any trust or escrow account for Employee. With respect to Employee's entitlement to any distribution hereunder, Employee shall be a general creditor of the Company.

(d) Governing Law. THE VALIDITY, CONSTRUCTION, AND EFFECT OF THIS AGREEMENT SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS (INCLUDING THOSE GOVERNING CONTRACTS) OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS, AND APPLICABLE FEDERAL LAW. The RSUs and the granting thereof are subject to Employee’s compliance with the applicable laws of the jurisdiction of Employee’s employment.

(e) Notices. Any notice to be given the Company under this Agreement shall be addressed to the Company at 2121 Rosecrans Avenue, Suite 6300, El Segundo, California 90245, attention: General Counsel, and any notice to Employee shall be addressed to Employee at Employee’s address as then appearing in the records of the Company.